Exhibit 10.5

2022 Executive Incentive Compensation Plan
Named Executive Officers
Compensation Philosophy

Univest Financial Corporation’s executive compensation program is designed to attract and retain employees in leadership positions in the Corporation recognizing the importance of these individuals in driving the vision of the Corporation of being a strong and influential leader in the markets we serve and provide our customers with financial solutions for life. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates and to promote the long-term goals, stability and performance of the Corporation, aligning the interests of management with those of our shareholders. The total compensation package for executive officers consists of: a base level of compensation; incentive compensation; post-retirement plans; and other perquisites.

Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group for an executive fully qualified in the job and meeting performance expectations. Base salaries are reviewed annually and are in effect for the period January 1 through December 31.

Our incentive compensation component consists of two separate programs; an annual incentive program and a long-term incentive program. The annual incentive program consists primarily of cash bonuses paid for (1) individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have a significant impact on our long-term performance strategy and (2) meeting annual corporate performance goals as set by the Compensation Committee.

The long-term incentive program consists primarily of time-based restricted stock grants and/or performance-based restricted stock grants. As included in the Corporation’s Amended and Restated Long-Term Incentive Plan, the Corporation can issue Restricted Stock Units (“RSUs”) in lieu of either form of restricted stock. Vesting of performance-based restricted stock (or RSUs) will be based on the Corporation’s performance compared to its peers and achievement of long-term earnings targets, to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. Our target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group for plan/budget performance.

The Corporation also provides its executive officers certain post-retirement plans, including a defined benefit pension plan or cash balance plan, which is provided to all employees hired prior to December 7, 2009 and a deferred salary savings plan (401k), which is provided to all employees, to retain its executive officers and enforce in its executives the long-term benefits of employment with Univest. Finally, the Corporation provides certain executives with other perquisites consisting of car allowances, country club membership dues or other expense allowances.

Executive Incentive Compensation Program

Annual Incentive Compensation

	Threshold	Target	Optimum
	Performance at 80% Interpolates to Payment of 40% of Target	Performance at 100%	Performance at 120% Interpolates to Payment of 150% of Target
Category 1 - Payment	22.0%	55.0%	82.5%
Category 2 - Payment	16.0%	40.0%	60.0%
Category 3 - Payment	16.0%	40.0%	60.0%
Category 4 - Payment	14.0%	35.0%	52.5%
•Above percentages are a percent of year-to-date base salary

Understanding that actual results will not equal the Target, Threshold or Optimum goals exactly; the payout under the Annual Incentive Compensation Plan will be interpolated based on actual results compared to Threshold, Target and Optimum. Performance above Optimum will be interpolated using one-half the rate of increase used for Target to Optimum.

•Threshold, Target and Optimum amounts are based on a 100% payout for Target; 40% payout for Threshold and 150% payout for Optimum;
•No payout will be made if the Pre-tax Pre-provision Income (“PTPP”) less Net Charge-offs Return on Average Assets (“PTPP-NCO ROAA”), adjusted for one-time non-recurring gains and losses (e.g. merger charges, branch closure costs, BOLI gains, etc.), is less than 50 basis points.

The payout under the Annual Incentive Compensation Plan will occur in March of each year in which a payout is made, after completion of the annual audit and filing of SEC Form 10-K. The payout will typically occur on the first Thursday that is not a normal pay date for Univest Corporation. The payout will be based on the table below. Each individual performance metric will have a Zero, Threshold, Target and Optimum component.

Metric	Weighting
PTPP	25%
PTPP Return on Average Equity	15%
Efficiency Ratio	15%
Net Charge-offs/Average Loans and Leases vs. Peer Group (1)	10%
NPAs/Total Assets vs. Peer Group (2)	15%
Individual	20%
(1) Net Charge-offs/Average Loans and Leases – Peer Group will be the Mid-Atlantic Bank Group with $2 Billion to $10 Billion in asset size. The Target will be the average of the peer group for the last twelve months as of September 30th, with optimum at 50% of target and threshold at 50% above target. Univest’s Net Charge-offs/Average Loans and Leases for the last twelve months as of September 30th will be compared to the target to determine the success rate.
(2) NPA/Assets – Peer Group will be the Mid-Atlantic Bank Group with $2 Billion to $10 Billion in asset size. The Target will be the median financial institution set as of September 30th, with optimum at 25bp below target and threshold at 25bp above threshold. Univest’s NPA/Assets as of September 30th will be compared to the target to determine the success rate.

Long-Term Incentive Compensation

Long-term incentive compensation can consist of a combination of time-based restricted stock or performance-based restricted stock. As previously noted, the Corporation can issue Restricted Stock Units (“RSUs”) in lieu of either form of restricted stock. The granting of options and/or either form of restricted stock for employees will occur annually on March 15th and is not contingent on the achievement of annual targets described under Annual Incentive Compensation. Options and time-based restricted stock (or RSUs) will vest one-third each year for three years after the date of grant. The performance-based restricted stock (or RSUs) will cliff vest on March 15th after three years of performance (i.e. restricted stock granted on March 15, 2022 will vest on March 15, 2025) based on the Corporation's performance compared to the S&P United States SmallCap Banks (Industry Group) Index with respect to the three-year average PTPP-NCO ROAA and achievement of a three-year cumulative PTPP less net charge-offs (“PTPP-NCO”) target, both weighted at 50% and adjusted for one-time non-recurring gains and losses (e.g. merger charges, branch closure costs, BOLI gains, etc.). The number of restricted shares and options to be granted each year will be determined by the Compensation Committee based on a percentage of the executive’s salary as described in the table below with 30% of the value being in time-based restricted stock (or RSUs) and 70% in performance-based restricted stock (or PBRS RSUs).

Target Value of LTIP Award
Category 1	60% of Salary
Category 2	50% of Salary
Category 3	45% of Salary
Category 4	35% of Salary

This amount will represent the Target grant (i.e. most likely to vest) with more shares vesting if performance exceeds Target and less shares vesting if performance is short of Target as detailed below. Target is defined as ranking in the 50th percentile of PTPP-NCO ROAA performance compared to the S&P United States SmallCap Banks (Industry Group) Index and achieving a three-year PTPP-NCO target, both weighted at 50% and adjusted for one-time non-recurring gains and losses (merger charges, branch closure costs, BOLI gains, etc.).

	Optimum	Target	Threshold
PTPP-NCO ROAA to Peer	75% or greater	50%	35%-50%
Amount of Shares Vesting	150%	100%	50%
	Optimum		Threshold
PTPP-NCO	120% of Target	Target	80% of Target
Amount of Shares Vesting	150%	100%	50%

The number of shares that vest will be interpolated between performance levels. Performance above Optimum will be interpolated using one-half the rate of increase used for Target to Optimum. No vesting will occur if the three-year average PTPP-NCO ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (merger charges, branch closure costs, BOLI gains, etc.).

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the executive officers with those of the shareholders, the Board of Directors has approved minimum stock ownership guidelines for the executive officers. Below are the minimum required holdings:

Minimum Shares
Category 1	3 times base salary
Category 2	2.5 times base salary
Category 3	2.5 times base salary
Category 4	2 times base salary

These ownership requirements must be met within five years of entering the plan, and are based on an employee’s applicable salary at the time of being initially placed into a “category” and the Company’s five-year average stock price at the time an individual is placed into a category. This average stock price and resultant required ownership levels will be reviewed annually and as new executives enter the plan. Any instances where the ownership requirements are not met within the five-year period will be presented to and reviewed by the Compensation Committee. If an individual is promoted to a new category, the individual will have three years in which to achieve the new required ownership requirement.

The following shares are considered “owned” in meeting the ownership requirements outlined in the table above:

•All shares held by the employee or their spouse;
•All restricted stock units (vested and unvested);
•Unexercised vested in-the-money stock options;
•Shares held in the employee's 401(k) plan; and
•Shares held in trust for the benefit of the executive officer or their immediate family members.

Claw Back Provision

In the case when an accounting restatement occurs due to a material error, whether due to intentional fraud or a “no fault” accounting restatement, incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance-based restricted stock, will be recovered from all Section 16 officers who were Section 16 officers during the relevant period. This provision does not apply to time-based restricted stock grants as they are solely time-based and not performance-based. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual’s name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

This incentive program is subject to the approval and interpretation of the Compensation Committee of the Board of Directors. The Compensation Committee has the discretion to withhold any payment if the participant is under any oral or written performance or corrective action and the participant must be employed by Univest at the time of the payout. Further, the Compensation Committee reserves the right to amend, modify, adjust or disqualify payouts under the Plan at their discretion.

Participants

Category 1:

Jeffrey M. Schweitzer

Category 2:

Michael S. Keim

Category 3:

Brian J. Richardson

Megan D. Santana

Category 4:

Duane J. Brobst